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                                                              FILE NO. 333-28537
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 7, 1997)
                 (TO PROSPECTUS SUPPLEMENT DATED JULY 7, 1997)
                                     PROSPECTUS NUMBER: 1596


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:         $50,000,000.00


TRADE DATE:               October 9, 1997


ORIGINAL ISSUE DATE:      October 15, 1997


MATURITY DATE:            October 15, 2012


INTEREST RATE:            7.20%


INTEREST PAYMENT DATES:   Semiannually on April 15th and October 15th, commencing April 15, 1998 and subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  October 15, 2001


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable semiannually on the 15th day of each April and October and at
                          Maturity (the "Interest Payment Dates"), commencing on April 15, 1998. This Note is subject to a one-time redemption at the option of the Company, in whole, on the
                          Interest Payment Date occurring on October 15, 2001 (the "Redemption Date") at the
                          Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date.
                          The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.


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            The date of this Prospectus Supplement: October 9, 1997